     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 2000

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                       INTERNATIONAL SPORTS WAGERING INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              201 LOWER NOTCH ROAD
                                    SUITE 2B
                             LITTLE FALLS, NJ 07424
                                 (973) 256-8181
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

          DELAWARE                                         7373                                 22-3375134
(STATE OR OTHER JURISDICTION                   (PRIMARY STANDARD INDUSTRIAL        (IRS EMPLOYER IDENTIFICATION NUMBER)
     OF INCORPORATION OR                       CLASSIFICATION CODE NUMBER)
        ORGANIZATION)

                           --------------------------

                                BERNARD ALBANESE
                       INTERNATIONAL SPORTS WAGERING INC.
                              201 LOWER NOTCH ROAD
                                    SUITE 2B
                             LITTLE FALLS, NJ 07424
                                 (973) 256-8181
  (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE
                              OF AGENT FOR SERVICE)

                           --------------------------

                                   COPIES TO:
                              D. ROGER GLENN, ESQ.
                          FRIEDMAN KAPLAN & SEILER LLP
                                875 THIRD AVENUE
                               NEW YORK, NY 10022
                                 (212) 833-1109

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                         PROPOSED               PROPOSED
 TITLE OF EACH CLASS OF          AMOUNT TO BE         MAXIMUM OFFERING          MAXIMUM
  SECURITIES TO BE                REGISTERED               PRICE                AGGREGATE
    REGISTERED                                            PER UNIT           OFFERING PRICE
common stock, par value
  $.001 per share                 5,885,748               $1.265               $7,445,471

(1) Based on the average of the bid and asked prices on April 14, 2000 pursuant to Rule 457(c).

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED APRIL 19, 2000
PROSPECTUS
APRIL 19, 2000
                       INTERNATIONAL SPORTS WAGERING INC.

                        5,885,748 shares of common stock

         This Prospectus is being used in connection with the offering from time to time by the holders (the "Selling Stockholders") of up to 5,885,748 shares of our common stock, $0.001 par value per share.

         Our common stock is traded on The Nasdaq Stock Market (Small Cap) under the symbol "ISWI". On April 14, 2000, the last reported sale price of our common stock was $1.281 per share.

         An investment in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
                SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
                     ANY OF THESE SECURITIES OR PASSED UPON
                        THE ADEQUACY OR ACCURACY OF THIS
                      PROSPECTUS ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                NEITHER THE NEVADA STATE GAMING CONTROL BOARD NOR
                THE NEVADA GAMING COMMISSION HAS PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE
                   INVESTMENT MERITS OF THE SECURITIES OFFERED
                        HEREBY, ANY REPRESENTATION TO THE
                              CONTRARY IS UNLAWFUL.

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Any reports and other information filed by us with the Commission may be inspected and copied at the public reference facilities maintained in the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in New York, 7 World Trade Center, 13th floor, New York, NY 10048, and in Chicago, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at the Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site that contains reports, proxy statements and other information regarding registrants, including us, that file information electronically with the Commission. The address of the Commission's web site is http://www.sec.gov. Our common stock is quoted on The Nasdaq Stock Market (Small Cap) ("ISWI"), and such reports, proxy statements and other information concerning us can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

         We have filed with the Commission a registration statement of Form S-3 (together with all exhibits, schedules, amendments, and supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") covering the common stock offered by this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement (certain parts of which have been omitted in accordance with the rules and regulations of the Commission). For further information with respect to us and our common stock, you should refer to the Registration Statement. Statements contained in this Prospectus that describe the contents of any contract, agreement, or other document are not necessarily complete, and in each instance, you should refer to the copy of the document filed as an exhibit to the Registration Statement. Each statement about the exhibits is qualified in all respects by reference to such exhibit. The Registration Statement may be inspected and copied at the public reference facilities at the Commission's offices at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices in Chicago and New York. Copies of all or any part thereof may be obtained from such office upon payment of prescribed fees.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents that we have filed with the Commission are incorporated herein by reference:

         (1) Our Current Report on Form 8-K as filed with the Commission on April 11, 2000.

         (2) Our Current Report on Form 8-K as filed with the Commission on March 23, 2000.

         (3) Our Quarterly Report on Form 10-QSB (File No.0-21831) for the fiscal quarter ended December 31, 1999 as filed with the Commission on February 14, 2000.

         (4) Our Annual Report on Form 10-KSB/A for the fiscal year ended September 30, 1999 as filed with the Commission on January 28, 2000.

         (5) Our definitive Proxy Statement filed with the Commission on March 1, 2000 for the Annual Meeting of Stockholders held on March 22, 2000.

         (6) The description of our common stock contained in our Registration Statement on Form SB-2, filed October 29, 1996, as amended.

         (7) All documents filed by us with the Commission after the date hereof pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by the reference in this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          We will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Investor Relations, International Sports Wagering Inc., 201 Lower Notch Road, Suite 2B, Little Falls, New Jersey 07424; (973) 256-8181.

             IMPORTANT FACTORS REGARDING FORWARD LOOKING STATEMENTS

         Certain statements in this Prospectus, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding potential market size, the likelihood that we will receive and maintain any needed gaming licenses or other approvals for use of our products, our ability to attract adequate numbers of players of our SportXction(TM) sports wagering game and traditional pre-game wagering from remote (non-casino) locations, meeting our cash requirements and the ability of our licensees to market their products and pay the fees required under our license agreements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future performance, or achievements expressed or implied by the forward-looking statements. These factors include, among others, those described below and those presented elsewhere by management from time to time. When used in this Prospectus, statements that are not statements of current or historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "anticipates," "plans," "intend," "expects," "believes" and similar expressions are intended to identify such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                   THE COMPANY

         We have designed and developed an interactive, proprietary, PC-based computer system that enables users to wager during the course of a sporting event, such as football, baseball and basketball. Our system accepts bets not only on the outcome of a sporting event but also on discrete parts of the event and on specific game situations, such as will a team get a first down, will a batter get on base, or will a player make two foul shots. Our system is unique in that it permits betting while these game situations are in progress, such as between downs or pitches, permitting more frequent placing and cashing of wagers. We have also modified the initial version of our SportXction(TM) sports wagering system in order to accept traditional pre-game wagers and play-by-play wagers made during the course of a sporting event, from remote locations within the State of Nevada through means of a personal computer and utilizing the RAVE
(TM) (Remote Access Verification Environment) technology. The RAVE(TM) technology, provides geographic call origination verification of players using personal computers and is designed to comply with Nevada legislation regarding on-line gaming. We are the exclusive licensee of the RAVE(TM) technology, which was developed by Alliance Gaming Corporation, for a period of 7 years from the date of final approval by the Nevada Gaming Authorities, in connection with legal, on-line or telephone betting on races or sports events in conjunction with licensed race and sports books in the State of Nevada.

                                  RECENT EVENTS

         On March 17, 2000, the Company signed License Agreements (the "Agreement") with Global Interactive Gaming, Inc. ("GIG"), a Delaware corporation, and an affiliated company, whose majority shareholders are the Kirch Group, a German corporation (the "Kirch Group"), and Multisport Games Development, Inc., a Delaware corporation. The Agreement calls for the granting of exclusive licenses to market, distribute and use the Company's interactive SportXction(TM) software, technology and patents on the Internet and interactive television, for contests and wagering on sporting events world-wide. Excluded from the licenses are the continued use of SportXction(TM) in Nevada for wagering, and the application of the Company's basic technology and patents to lotteries and financial transactions (stock, bond, option and currency trading and the like).

         The Kirch Group, which will lead the marketing and distribution effort, is a media conglomerate and a significant participant in the media market in Europe. With annual sales of DM 2.7 Billion ($2.1 billion), its subsidiary, KirchMedia, represents the Kirch Group's core business in the sport's rights trade, the production of broadcast television and film technology. It is one of the largest international producers in movie and television entertainment and is the majority shareholder in Germany's second largest commercial television network, SAT1. KirchMedia also owns DSF, a 24 hour sports channel, and owns and operates Premiere World, Germany's leading digital pay TV service. Premiere World's sports programming package includes the top games from German Football (Soccer) Leagues 1and 2, plus matches from international soccer. It also offers Formula 1, boxing, tennis, ice hockey, the handball world championships, the track and field athletics Golden League, plus NFL football, Major League Baseball, NBA basketball, NHL hockey, PGA golf and professional wrestling.

         Under the Agreement, the Company shall be paid 25% of the gross profit, less direct expenses (such as credit card fees, prizes and taxes), for the use of its technology for contests. For wagering, the Company will be paid the lesser of 25% of the gross profit, or 1% of the gross handle, also less direct expenses. The Company will bear no share of the cost of equipment, facilities or other operating expenses. These percentage fees are subject to guaranteed minimum annual license fees, payable quarterly. The minimum in the first year is $3 million; increasing to $5 million in the second year; $6 million in the third year; and continuing to increase by 20% per year thereafter during the 14-year term. The total minimum license fees during the 14-year term are approximately $250 million, after which the license is fully paid. At all times the minimum license fee for the next four quarters is kept in escrow.

         The terms of the Agreement require the Company to make certain modifications to the SportXction(TM) system to enhance its use on the Internet and other interactive media as an international application. The most significant of these modifications is to render the system capable of accommodating 1.5 million simultaneous users in each of 32 inter-connected regional (country) systems, with each system able to process 25,000 transactions (wagers or contest selections) in a 5 second interval. Additionally, the system must support multiple languages and currencies, 10 different sports, and 15 concurrent sporting events. The first phase of the project, with a 10-month schedule, calls for 10,000 transactions in 5 seconds. The Company will earn a bonus for early completion of this phase.

         Coincident with the signing of the Agreement, GIG was granted a warrant to purchase 4.9% (approximately 425,000 shares) of the number of shares of the Company's common stock currently outstanding, at an exercise price of $4.38 per share. The Warrant becomes exercisable in 18 months, is non-transferable other than to affiliates of GIG and remains exercisable for five years from the date of grant.

         No assurance can be given that the Company will be successful in making the required modifications to adapt the System for wagering or for use in contests in domestic and foreign markets utilizing the internet; whether the Company will be successful in meeting the software and throughput requirements of the Agreement; whether the System will result in a marketable product; whether the System will generate significant amounts of revenue; or if significant amounts of revenue are not generated, whether the Company will be able to collect the license fees required by the Agreement.

                                  RISK FACTORS

         Single Product; Limited Contracts; Uncertain Market Acceptance. Our success will depend primarily on the success of a single product, the SportXction(TM) sports wagering system. We have pursued an aggressive marketing and advertising campaign to introduce our system to the gaming public in Nevada and to increase the number of players of the game. We retained the services of a market research firm, with the goal of increasing public awareness of this new game and increasing the number of players of the game. We have added several new features and enhancements to our system to attract players and increase wagering. Thus far, the total number of players has been limited and the total amount wagered through our system has been modest. In addition, our system is currently only in operation in two casinos and gaming establishments. We have developed a version of our system that may be used for betting from remote (non-casino) locations utilizing a PC and modem over a secure Intranet within Nevada that it licensed from another party. This revised version of our system was approved by the Nevada Gaming Authorities on November 30, 1999. We believe allowing betting from remote locations, including from home, will provide a more convenient environment for players to try our system. We have agreements pursuant to which seven casinos participate in signing up players and establishing accounts. Of those seven, only four are operational. There is no assurance that there will be market acceptance of betting from home using PCs in the State of Nevada, since this has never been attempted previously in Nevada. To achieve commercial success, our system must be accepted both by casino and sports book operators and by gaming patrons. We believe that acceptance by casino and sports book operators will ultimately depend upon acceptance by patrons as a new and/or alternative form of sports wagering. There can be no assurance that our system will be accepted by its intended market. If our system does not achieve sufficient market acceptance, our business, financial condition and results of operations would be materially and adversely affected.

         Development Stage Company; Expectation of Losses. We are in the development stage and have generated limited revenues from our system. As of December 31, 1999, we had cumulative net losses since inception of approximately $9.2 million and we expect to continue to incur substantial losses and negative cash flow at least through calendar 2000. There can be no assurance that we will become profitable or that cash flow will become positive at any time in the future. The likelihood of our success must be considered in light of the problems, delays, expenses and difficulties encountered by an enterprise in our stage of development, many of which may be beyond our control. These include, but are not limited to, unanticipated problems relating to further product enhancement and development; software design, development and enhancement; acceptance of our system by the wagering public and casinos; testing; gaming regulations and taxes; the competitive and regulatory environment in which we plan to operate; marketing problems; and additional costs and expenses that may exceed current estimates.

         Small Wagering Pools. Our system was designed to operate most effectively when there are large numbers of players and a substantial number of wagers being placed through our system simultaneously. When the number of players wagering through our system is modest, as has been the case during the period of time that our system has been in operation, and there are relatively small amounts wagered on each available betting proposition, it is more difficult to attempt to create balanced pools. Also under such circumstances, odds may change rapidly causing participants to be required to reconfirm bets at changing odds before a wager is accepted. These circumstances could cause player dissatisfaction to this form of sports wagering resulting in gaming establishments not wishing to have our system operated in their sports books, which could have a material adverse effect on our business and prospects. To avoid such rapidly changing odds, our system could be run with larger pre-set limits for the amount of imbalance our system will tolerate before changing the odds. Increasing the size of these pre-set limits increases our financial exposure to the players' ability to wager on the winning side of the betting propositions offered. This could reduce the revenues generated by our system and could have a material adverse effect on our business and prospects. Since May 11, 1998, we have been the operator of our system and thereby have acted as the house. We, therefore, have assumed all pool imbalance risks associated with being the house.

         Limited Number of Casinos. Our system is currently operating in only five gaming establishments. One sports book has in-casino Player Betting Station ("PBSs") only, one sports-book has both in-casino PBSs and also participates in signing up accounts for our remote wagering product. Three other sports-books (two of which are affiliated) participate in only the remote wagering business. Each gaming establishment receives a fixed percentage of either the handle (the amount wagered through our system) or the hold (the handle minus the amount paid to winners of wagers) generated through our system from its establishment. Because only a modest amount of money is currently being wagered through our system, one or several casinos may be unwilling or unable to continue to operate our system in their casino. Under such circumstances, we would be forced to cease operations in those casinos, thereby reducing the availability of our system to potential patrons. No assurance can be given that we could make arrangements with additional gaming establishments to install our system in a timely manner, or at all.

         Capital Requirements; Need for Additional Financing. We anticipate that our existing resources will be adequate to fund our capital and operating requirements through the next 12 months based upon our current business plan. Our capital requirements may vary materially from those now planned due to a number of factors, including the rate at which we can introduce our system, the market acceptance and competitive position of our system, the response of competitors to our system and our ability to satisfy applicable licensing requirements. We may need to raise additional capital to fund our future operations since, as of December 31, 1999, we had cash and marketable securities equal to approximately $899,317. There can be no assurance that additional financing will be available when needed on terms acceptable to us, or at all. If additional funds are raised by issuing equity securities, further dilution to existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. Insufficient funds may prevent us from implementing our business strategy or may require us to limit our operations significantly.

         Governmental Regulation. Our system qualifies as "associated equipment" as that term is defined in Nevada Law. Associated equipment is generally defined as any equipment or mechanical, electromechanical or electronic contrivance, component or machine used remotely or directly in connection with gaming, any game, race book or sports pool that would not otherwise be classified as a gaming device. All associated equipment that is manufactured, sold, transferred, offered or distributed for use or play in Nevada must first be administratively approved by the Nevada Board Chairman. The administrative approval process for associated equipment includes an evaluation by the Nevada Board's audit division and, in some cases, by the Nevada Board's electronic services laboratory, followed by a field trial.

         On April 23, 1998, the Nevada Commission granted an OILS license to us and registered us as a publicly-traded corporation. The Nevada Commission further granted an exemption from the requirements of its Regulation 16.100(1), which would have otherwise prohibited us, as a publicly-traded corporation, from a holding a Nevada OILS License. Our OILS License was renewed without time limitation and has a number of conditions, which we agreed to, relating to our method of operation and to the manner in which our system would account for gaming transactions.

         The Nevada Commission has the discretion, at any time, to require that we apply for a finding of suitability to be a manufacturer and distributor of associated equipment. The operation of licensed gaming in general, and the operation of race books and sports pools in particular, is subject to strict licensing and regulatory control by the Nevada Board, the Nevada Commission and various local, city and county regulatory agencies. No applicant for a registration, license, finding of suitability or approval (individually, a "Gaming License" and collectively, "Gaming Licenses") has any right to the Gaming License. Any Gaming License issued or granted is a revocable privilege, and no holder acquire any vested rights therein or thereunder. In connection with our application for renewal of our Gaming License, or any further Gaming Licenses, the Nevada Commission will have the authority to require that any beneficial owner of our voting securities be investigated and found suitable, although the Nevada Act does not require a finding of suitability unless a person is the beneficial owner of more than 10% of the outstanding voting securities. In addition, if any of our officers, directors, key employees or stockholders are denied a license or finding of suitability, or are found unsuitable to continue having a relationship with us, we would have to sever our relationship with that person. Furthermore, if our Gaming Licenses are not renewed, any existing approval for our system could be revoked and the Nevada Commission could order the termination of any existing contracts for our system. Moreover, we would be prevented from selling or distributing our system for use or play in Nevada after the date of expiration of our Gaming License.

         No person is permitted to acquire control of us, as the holder of a Gaming License, without the prior approval of the Nevada Commission upon the recommendation of the Nevada Board. The Nevada Commission may require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to an acquisition of control. The applicant is required to pay all costs of investigation.

         Under 1997 Nevada legislation, persons are prohibited from accepting or placing wagers through any "medium of communication." The term "medium of communication" is broadly defined and includes, without limitation, mail, telephone, television, telegraph, facsimile, cable, wire, the Internet or any other similar medium. The network through which our system operates qualifies as a "medium of communication." However, this statute specifically exempts wagers accepted or received by persons or establishments licensed to engage in wagering under Nevada law, provided such wagers are accepted or received within Nevada and otherwise comply with all other applicable gaming laws and regulations. This statute does not, therefore, prevent our system from being operated in its present form or from home pursuant to the revised Regulation 22.

         We have recently obtained approval, pursuant to Regulation 22.130, for the use of the RAVE(TM) technology as a "communications technology" (as defined in Regulation 22.010(5)), in connection with a system for wagering outside licensed gaming establishments, but within the state of Nevada. This approval relates to both pre-game sports wagering and wagering using our system during the course of an event. In order to use the RAVE(TM) technology in this manner, however, we will need to operate under agreements with licensed Nevada sports pools, which will in turn be required to comply with a number of strict requirements set forth in Regulation 22.140. Furthermore, there can be no assurance that future regulations will not be placed upon remote wagering through the use of "communications technology."

         In August 1996, the United States Congress passed legislation which created the National Gaming Commission. The National Gaming Commission will generally have the duty to conduct a comprehensive legal and factual study of gambling in the United States and existing Federal, state and local policies and practices with respect to the legalization or prohibition of gambling activities, to formulate and propose changes in such policies and practices and to recommend legislation and administrative actions for such changes. It is not possible to predict the future impact of these proposals on us and our operations. Any such proposals could have a material adverse affect on our business.

         Legislation is currently pending in the United States Congress to prohibit certain forms of betting or wagering or engaging in the business of gambling over the Internet. A bill which has been passed by the Senate would also prohibit betting or wagering or engaging in the business of gambling over "interactive computer services." Although our system does not appear to fit within the definition of an "interactive computer service" a contrary interpretation may be adopted by the courts in the future. Therefore if enacted, this bill may prohibit the operation of our system in all or certain forms. To date, the U.S. House of Representatives has not passed this or any similar bill and it is unclear whether it will do so.

         As of the present time, the SportXction(TM) sports wagering game is not deemed by the Nevada Gaming Authorities to be either a sports pool or a pari-mutuel wagering pool. If the SportXction(TM) game was deemed to be a sports pool or pari-mutuel wagering pool, in order for us to receive a portion of the revenue obtained therefrom or to receive compensation on a transaction fee basis from either a sports pool or a pari-mutuel wagering pool, we might need to obtain appropriate licensing from the Nevada Gaming Authorities. It is unclear whether the Nevada Gaming Authorities will in the future consider the SportXction(TM) game or System utilized in casinos or the modified System to be used in connection with wagering from home, to be a sports pool or pari-mutuel wagering pool and if so whether we would be required to obtain any additional licensing, or the conditions that might be imposed by the Nevada Gaming Authorities in connection with any such licensing. There can be no assurance that we will be able to receive the necessary licensing.

         Competition and Rapid Technological Change. Our operations compete with other forms of gambling, both within and outside of Nevada, including, but not limited to, sports wagering as currently conducted in Nevada (including betting by means of a PC from remote locations within Nevada), casino games (such as traditional slot machines, video slot, poker and blackjack machines, roulette, card games, keno and craps), bingo, state-sponsored lotteries, on-and off- track betting on horses and dogs, jai alai, offshore cruise ships, riverboats, illegal wagering of all types including that conducted over the Internet and Native American gaming operations. The gaming industry is also subject to shifting consumer preferences and perceptions. A shift in consumer acceptance or interest in gaming could adversely affect us. Moreover, competition is intense and increasing among providers of wagering and gaming equipment, both hardware and software, and we believe that new competitors will emerge in the future. Many of our competitors or potential competitors may have products that may compete directly with our system and such competitors may have significantly greater financial, technological, manufacturing, marketing, operating and other resources than we do. In addition, certain of our potential competitors, including large providers of wagering, gaming and computer equipment, may have technological capabilities that would allow them to develop new or alternative systems. The wagering and gaming equipment industry is subject to rapid change and is characterized by constant technological innovation. There can be no assurance that future technological advances will not result in improved products or services that could adversely affect our business or that we will be able to develop and introduce competitive uses for our products and to bring such uses to market in a timely manner. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any of which could materially and adversely affect our business, operating results or financial condition. Furthermore, any success we might have may induce new competitors to enter the market. There can be no assurance that we will be a successful competitor in the wagering and gaming equipment and service industry.

         Uncertainties Regarding Intellectual Property. We regard our system and related technology as proprietary and rely primarily on a combination of patent, trademark, copyright and trade secret laws and employee and third-party non-disclosure agreements to protect our proprietary rights. We have two United States patents for our proprietary wagering methods and our related computer processing system. Corresponding applications have been or will be filed in certain foreign countries some of which have been issued and some of which are pending. No assurance can be given that any of our pending foreign patent applications will issue as patents, that any issued patents will provide us with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patent owned by us or, if instituted, that such challenges will not be successful. Defense of intellectual property rights can be difficult and costly, and there can be no assurance that we will be able effectively to protect our technology from misappropriation by competitors. Additionally, third party infringement claims may result in our being required to enter into royalty arrangements or pay damages, any of which could materially and adversely affect our business, financial condition and results of operations. It is our policy that all employees and consultants involved in research and development activities sign non-disclosure agreements; however, this may not afford us sufficient protection for our know-how and our proprietary information and products. Other parties may independently develop similar or more advanced technologies or design around aspects of our technology which may be patented or duplicate our trade secrets.

         As the number of software products in the industry increases and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to infringement claims. Although we have not received any claim that we are infringing any patent or trade secrets and are not currently aware of any claim that we are infringing any such rights of others, there can be no assurance that we will not face such claims, with or without merit, in the future. Any such claims or litigation could be costly and could result in a diversion of management's attention, which could have a material adverse effect on our business, financial condition and results of operations. Any settlement of any claims or adverse determinations in such litigation could also have a material adverse effect on our business, financial condition and results of operations.

         Management of Growth. Execution and implementation of our plan of operation will require significant growth. Our current plans for growth will place a significant strain on our financial, managerial and other resources. Our ability to manage our growth effectively will require us to continue to improve our operational, financial and management information systems and to attract, motivate and train key employees. If our executives are unable to manage growth effectively, our business, operating results and financial condition will be materially and adversely affected.

         Dependence on Key Personnel. We are dependent upon the continued efforts and abilities of our executive officers and other key personnel such as Barry Mindes, our founder and Chairman of the Board, and Bernard Albanese, a Director and our President and Treasurer. The loss or unavailability of Messrs. Mindes or Albanese for any significant period could have a material adverse effect on our business, financial condition and results of operations. Messrs. Mindes and Albanese have entered into employment agreements which terminate on December 31, 2002 and June 30, 2003, respectively. No assurance can be given that those agreements will be extended or renewed by us or the employees upon expiration of their term and if not extended or renewed whether individuals with similar backgrounds and experience could be hired to replace them. We do not maintain and do not intend to obtain key person life insurance on the life of either Messrs. Mindes or Albanese. Our operations will also depend to a great extent on our ability to attract new key personnel and retain existing key personnel in the future. Competition is intense for highly skilled employees and there can be no assurance that we will be successful in attracting and retaining such personnel, or that we can avoid increased costs in order to do so. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

         Limited Marketing Experience; Need for Additional Personnel. We have very limited marketing resources and limited experience in marketing and selling our system. We currently rely on our own personnel in marketing and selling our system. Presently, only the Chairman of the Board and, to a limited extent, other employees, are devoting attention to marketing and sales, and we may need to hire additional personnel to market our system. There can be no assurance that we will be able to establish adequate marketing and sales capabilities. Achieving market penetration will require significant efforts by us to create awareness of, and demand for, our system. Our failure to develop our marketing capabilities would have a material adverse effect on our business, financial condition and results of operations. Further, there can be no assurance that the development of such marketing capabilities will lead to sales or leases of our system.

         Limited Market Size. Presently, the market for our system for wagering in the United States is limited to casinos and sports book operations in the State of Nevada. No assurance can be given that new markets will develop or that legislation permitting sports wagering in other states within the United States will be adopted. In addition, while sports wagering exists outside of the United States, no assurance can be given that our system would be accepted in such foreign markets or that compliance with any regulatory conditions imposed by foreign jurisdictions will be achieved.

         Seasonality of Sporting Events. Our operations are substantially dependent on a continuous supply of broadcast sporting events on which bettors can wager. We believe that certain sports (such as professional football) or certain sporting events (such as the World Series in baseball and the Superbowl in football) may generate more wagering revenue than others. A concentration in any calendar period of sports or sporting events which induce higher wagering, will, to the extent our revenue is derived based on wagering revenue, result in higher revenue for such periods. We are aware of one company whose revenue from sports book operations has been seasonal, with more than half of the wagers received being placed between September and January, and with wagers on professional and college football games historically representing approximately 40% of the bets placed. In addition, strikes in professional sports may result in a significant loss of revenue and adversely affect our results of operations for the periods in which they occur.

         Possible Exclusive Relationships Between Casinos and Third Parties. Until recently, we have focused our marketing efforts on casinos and sports book operations in Nevada. We believe that sports wagering facilities in casinos are currently operated either by the casino itself or pursuant to contractual relationships with licensed sports book operators. We are aware of one entity which owns and operates sports book facilities in approximately 48 casinos and other gaming establishments. It, or any other entity which operates sports books in casinos, may have exclusive relationships with casinos which could limit the ability of casinos to contract directly with us. As a result, we might be required to pay substantial sums to such third parties for the privilege of supplying our system to any such casino, which could have a material and adverse effect on our financial condition and results of operations.

         Reliance on Third Party Products. Our remote wagering utilizes Alliance Gaming Corp.'s RAVE(TM) technology, in conjunction with a private closed-loop network, to provide the geographic call origination verification of the PC users in order to comply with Nevada regulations regarding on-line gaming. We have a seven-year license to use the RAVE(TM) technology, after which we will have no rights thereto. The RAVE system authenticates the user, verifies that the call originated from within Nevada and that it was made from a pre-approved phone line. The Nevada Gaming Authorities approved the use of the RAVE(TM) technology on January 25, 1999 for one year. On November 30, 1999, the Nevada Gaming Authorities approved the Company's remote wagering system utilizing the RAVE(TM) technology. The Company has been advised that although the Nevada Gaming Authorities have not formally extended the approval of the use of the RAVE(TM) technology beyond January 24, 2000, the Company may continue to use it. There is no assurance that the RAVE(TM) technology will be able to retain its approval in the future, or that if changes are required due to new technologies, changed regulations, tightened security requirements, or for any other reason, that Alliance or we will be able to comply with those changes. If the RAVE(TM) technology does not continue to be approved in Nevada, there is no assurance that we will be able to find a substitute technology from another vendor, or that we would be able to develop a replacement technology internally, or that even if a replacement technology is found that it could be procured on the same cost basis as the RAVE(TM) technology. If the RAVE(TM) technology does not continue to be approved, and a replacement technology is not found, we may be forced to discontinue operations of the remote wagering features of its product.

         Possible Objections by Leagues and Broadcasters. The in-casino System has operated in conjunction with live broadcasts of sporting events shown in casinos or other gaming establishments. The broadcast of sporting events by television stations is typically covered by agreements with players' leagues such as the National Football League or the National Basketball Association. In addition, display by casinos within their sports betting parlors of sporting events is typically subject to agreement with broadcasters of sporting events. Players' leagues could attempt to enjoin use of our system in conjunction with broadcasts of such sporting events and sue us for damages, whether or not such claims have merit. In the event either leagues or sporting event broadcasters object to wagering on sporting events in general, or use of our system in particular, and in the event that we could not eliminate such objections by modification of our system or otherwise, our financial condition and results of operations could be materially and adversely affected.

         Control by Management. Barry Mindes, Mindes Family Limited Partnership, the general partner of which is an entity wholly-owned by Mr. Mindes, Bernard Albanese and the Marie Albanese Trust, a trust for the benefit of Mr. Albanese's wife, together beneficially own approximately 40% of the outstanding shares of our common stock (excluding any stock options held by Mr. Albanese which could, in the future, be exercised). As a result of such ownership, such stockholders are likely to have the ability to control the election of our directors and the outcome of issues submitted to a vote of our stockholders.

         Possible Volatility of Market Price of Common Stock and Warrants. The market price of securities of development stage companies and many emerging companies has been highly volatile, experiencing wide fluctuations not necessarily related to the operating performance of such companies. Factors such as our operating results, announcements by us or our competitors concerning technological innovations, new products or systems may have a significant impact on the market price of our securities.

         NASDAQ Delisting; Low Stock Price; Net Tangible Assets. The trading of our common stock and warrants on NASDAQ is conditioned upon our meeting certain asset, capital and surplus earnings and stock price tests set forth by NASDAQ. To maintain eligibility for trading on NASDAQ, we will be required to, among other things, maintain net tangible assets of at least $2,000,000 and a minimum bid price of $1.00 per share and adhere to certain corporate governance provisions. As of December 31, 1999, our net tangible assets were below the $2,000,000 minimum. If we fail any of the tests, the common stock or warrants may be delisted from trading on NASDAQ. On December 20, 1999, we received a letter from NASDAQ stating that we no longer met the net tangible asset requirement for continued listing on the NASDAQ Small Cap Market, and that NASDAQ was reviewing our eligibility for continued listing thereon. We provided NASDAQ with a plan for achieving compliance with all NASDAQ listing requirements on January 3, 2000, as requested by NASDAQ. On March 13, 2000, NASDAQ responded to us stating that it believed that the Company had provided a definitive plan evidencing its ability to achieve compliance with the listing requirements and granted the Company a further extension until April 11, 2000, by which time, among other things, the Company had to provide evidence of completing certain licensing agreements, one of which is described under the heading "Recent Events." On April 11, 2000, the Company wrote to NASDAQ enclosing a copy of its Current Report on Form 8-K filed with the SEC on April 11, 2000. The effects of delisting include the limited release of the market prices of our securities and limited news coverage of us. Delisting may restrict investors' interest in our securities and materially adversely affect the trading market and prices for our securities and our ability to issue additional securities or to secure additional financing.

         Earlier, on March 10, 1998, we received notice from NASDAQ indicating that because our shares of common stock failed to maintain a closing bid price of $1.00 or more for a period of 30 days, we would be subject to delisting. We were given a period of 90 days in which to regain compliance with the minimum bid price requirement. Prior to the end of such 90-day period, our shares of common stock met the minimum bid price requirement and, therefore, our shares of common stock were not delisted.

         If in the future our shares of common stock fail to meet the minimum bid price requirement, we might have to consider a reverse stock split or any other means permissible to attempt to meet the minimum bid price requirement, or our shares could be delisted. In addition to the risk of volatile stock prices and possible delisting, low price stocks are subject to the additional risks of federal and state regulatory requirements and the potential loss of effective trading markets. In particular, if the common stock or warrants were delisted from trading on NASDAQ and the trading price of the common stock were less than $5.00 per share, the common stock or warrants could be subject to Rule 15g-9 under the Exchange Act which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving purchasers' written consent, prior to any transaction. If our securities were also deemed penny stocks under the Securities Enforcement and Penny Stock Reform Act of 1990, this would require additional disclosure in connection with trades in our securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. The Securities and Exchange Commission regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Such requirements could severely limit the liquidity of our securities.

         Future Sales of Restricted Securities; Registration Rights. We have 9,030,992 shares of common stock outstanding. Of these shares, 1,725,000 were registered in our initial public offering ("IPO") in December 1996 and generally are freely tradable by persons other than our affiliates, without restriction or further registration under the Securities Act. Of the balance, 6,024,269 shares of common stock (the "Restricted Shares") outstanding, were issued by us prior to our initial public offering in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" as defined in Rule 144 promulgated under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption therefrom, including an exemption afforded by Rule 144, is available. Under Rule 144 (and subject to the conditions thereof), 3,477,408 of the Restricted Shares owned by Barry Mindes, Mindes Family Limited Partnership, Bernard Albanese and The Marie Albanese Trust and are currently eligible for sale. All of the remaining 2,546,861 Restricted Shares are also currently eligible for sale. Certain of our existing stockholders and the holders of the bridge warrants and the options issued to the Underwriters in the IPO are also entitled to certain rights with respect to the registration under the Securities Act of the securities held by them. The sale of a substantial number of shares of our common stock or the availability of common stock for sale could adversely affect the market price of the common stock and warrants prevailing from time to time.

         Federal and State Registration Requirements; Possible Inability to Exercise Warrants; Possible Redemption of Warrants. Holders of warrants issued in connection with the Company's initial public offering will have the right to exercise them only if there is a current registration statement in effect with the Securities and Exchange Commission and such shares are qualified with or approved for sale by various state securities agencies, or if in the opinion of our counsel, there is an effective exemption from registration. There can be no assurance that we will be able to keep a registration statement covering the shares underlying the warrants current. If a registration statement covering such shares of common stock is not kept current for any reason, or if the shares underlying the warrants are not registered in the state in which a holder resides, the warrants will not be exercisable and may be deprived of any value. The warrants are redeemable by us at a price of $.05 per warrant if the trading price of the common stock is at least $12.00 for a period of 15 consecutive trading days ending within 15 days of the date upon which the warrants are called for redemption. If we elect to redeem the warrants, such redemption could force the holders to exercise the warrants and pay the exercise price at a time when the holders might not otherwise wish to do so or at a time when the holders might not be financially able to do so; to sell the warrants at their then current market price when they might otherwise wish to hold the warrants; or to accept the redemption price of $.05 per warrant which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants. The warrants and the underwriters' options expire on December 11, 2001 and December 17, 2001, respectively.

         Absence of Dividends. We have not paid any dividends on our outstanding common stock since inception and do not intend to pay any dividends to our stockholders in the foreseeable future. We currently intend to reinvest earnings, if any, in the development and expansion of our business.

         Anti-Takeover Effects of Certain Provisions of Certificate of Incorporation and Delaware Law. Our Certificate of Incorporation authorizes the issuance of 2,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without obtaining stockholder approval, to issue such preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in our control. Certain provisions of Delaware law may also discourage third party attempts to acquire control of us.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of our common stock. Our common stock is being sold by the selling stockholders. All of the expenses incurred in connection with the registration of the common stock offered hereby will be paid by us, except for selling commissions and underwriting discounts, if any.

                              SELLING STOCKHOLDERS

         The Registration Statement of which the Prospectus is a part has been filed pursuant to Rule 415 under the Securities Act to afford the selling stockholders the opportunity to sell their common stock in public transactions rather than pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act.

         The following table sets forth information with respect to the selling stockholders that have requested to be included in this prospectus as of the date of this prospectus. The information set forth in the following table has been provided by the selling stockholders identified in such table.

                                                     Shares of common stock
Name of Selling Stockholder                         Owned and Offered Hereby
---------------------------                         ------------------------

Barry Mindes                                               1,512,429
32 Heights Road
Wayne, New Jersey  07470

Mindes Family Limited Partnership                          1,511,523
32 Heights Road
Wayne, New Jersey  07470

Bernard Albanese                                             502,419
18 Doremus Drive
Towaco, New Jersey  07082

The Marie Albanese Trust                                     302,304
18 Doremus Drive
Towaco, New Jersey  07082

Andrew Harbison                                              213,990
1 Haverford Road
West Windsor, New Jersey  08550

Fredric Kupersmith                                            62,696
19101 Mystic Point Drive
Aventura, Florida  33180

Harold Rapaport                                               60,161
5 Horizon Court (Apt. 2509)
Fort Lee, New Jersey  07024

Rapaport Family Limited Partnership                           21,161
5 Horizon Court (Apt. 2509)
Fort Lee, New Jersey  07024

Janet Mandelker                                               58,661
2420 Quarry Lake Drive
Columbus, Ohio   43204

Phil Bloom                                                    40,000
18-70 211th Street
Bayside, New York  11360

Brookwood Partners, L.P.                                     40,000
68 Wheatley Road
Brookville, New York  11545

Chet Calamari                                                40,000
2215 Pearsall Avenue
Bronx, New York  10469

Stephen Katz                                                 80,000
20 East Sunrise Highway
Suite 201
Valley Stream, New York  11581

Irwin Lieber                                                 80,000
c/o GeoCapital LLC
767 Fifth Avenue, 45th Floor
New York, New York  10153

Eli Oxenhorn                                                 80,000
56 The Intervale
Roslyn Estates, New York  11576

Seneca Ventures                                             120,000
68 Wheatley Road
Brookville, New York  11545

Woodland Partners                                            80,000
68 Wheatley Road
Brookville, New York  11545

Woodland Venture Fund                                       240,000
68 Wheatley Road
Brookville, New York  11545

Floyd M. Smith                                               15,929
372 Kinderhamock Road
Westwood, New Jersey  07675

KGB Investment Partners LLC                                   8,761
c/o Barrington Capital Corp.
888 Seventh Avenue
New York, New York  10019

Arthur Steinberg IRA Rollover                                15,929
381 Park Avenue South (5-A)
New York, New York  10016

James H. Levi                                                 7,964
85 Larchmont Avenue
Larchmont, New York  10538

E&M RP Trust                                                 31,858
655 Brea Canyon Road
Walnut, California  91789

Andrew Gyenes                                                 4,778
1150 Fifth Avenue
New York, New York  10128

Ronald Krinick                                                7,964
46 Lydecker Street
Englewood, New Jersey  07631

Matthew Smith                                                 6,371
241 Central Park West (2D)
New York, New York  10024

Neal Bellet                                                   7,964
530 Chicken Valley Road
Locust Valley, New York  11560

Lyonshare Venture Capital                                    31,858
P.O. Box 247
2521 Vestal Parkway East
Vestal, New York  13861

Kenneth Zaslav                                                3,982
1512 West Avenue
Richmond, Virginia

Craig W. Effron                                               7,964
983 Park Avenue (Apt. 14A)
New York, New York  10028

Stanley H. Blum                                               7,964
2 Greenwolde Drive
Great Neck, New York  11024

Jerald Politzer                                              82,596
2 Mayfair Circle
Purchase, New York  10577

Edwin K. Dines                                                7,964
70 Morningside Drive South
Westport, Connecticut  06860

Seymour Stewart                                              41,297
5 Meadow Lane
Manhasset, New York  11030

Ernest Gottdiener                                             7,964
911 Sterner Road
Hillside, New Jersey  07205

David Jan Mitchell                                            7,964
Mitchell & Co., Ltd.
5 East 59th Street (3rd Floor)
New York, New York  10022

Barington Capital Group LP                                  336,666
888 Seventh Avenue
New York, New York  10019

GKN Securities Corp.                                         90,000
1 State Street Plaza
New York, New York  10004

Allan R. Lyons                                                9,000
2521 Vestal Parkway East
Vestal, New York 13850

Piaker & Lyons, P.C.                                         26,000
Profit Sharing Plan
f/b/o Allan R. Lyons
2521 Vestal Parkway East
Vestal, New York 13850

James Mitarotonda                                            66,667
888 7th Avenue (17th Floor)
New York, New York 10019

Sara Drennen Hauser                                           5,000
2 West 67th Street
New York, New York 10023

TOTAL                                                     _________
                                                          5,885,748


                              PLAN OF DISTRIBUTION

         The common stock may be sold from time to time to purchasers directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer the common stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the common stock for whom they may act as agents. The selling stockholders and any such brokers, dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the common stock by them and any discounts, commissions, concessions or other compensation received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be deemed to be underwriters, they may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule l0b-5 under the Exchange Act.

         The common stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The common stock may be sold in different ways including, without limitation, by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer from its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) an exchange distribution in accordance with the rules of such exchange; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; and (f) through the writing of options. At any time a particular offer of the common stock is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and or other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the common stock. In addition, the common stock covered by this prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this prospectus.

         To the best of our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any broker, dealer, agent or underwriter regarding the sale of the common stock by the selling stockholders. There is no a assurance that any selling stockholder will sell any or all of the common stock offered by it hereunder or that any such selling stockholder will not transfer, devise or gift such common stock by other means not described herein.

         The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. Furthermore, under Regulation M of the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock being distributed for certain periods prior to the commencement of or during such distribution. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

         Pursuant to registration rights agreements entered into in connection with the offer and sales of our common stock, we and the applicable selling stockholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We have agreed to pay all of the expenses incidental to the registration of the common stock.

                                  LEGAL MATTERS

         The legality of the common stock offered hereby is being passed upon for us by Friedman Kaplan & Seiler LLP, our counsel.

                                     EXPERTS

         The financial statements of International Sports Wagering Inc. appearing in International Sports Wagering Inc.'s Annual Report (Form 10-KSB/A) for the year ended September 30, 1999, have been audited by KPMG LLP, independent accountants, as set forth in their report thereon incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND THEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE SELLING STOCKHOLDERS. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT SHALL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR OF SUCH PROSPECTUS SUPPLEMENT.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses (other than brokerage fees and commissions) expected to be incurred in connection with the offering described in this Registration Statement. All amounts are estimated except the Securities and Exchange Commission filing fee.

         Securities and Exchange Commission filing fee..................$ 2,112
         Printing expenses .............................................$   500
         Legal fees and expenses........................................$  7500
         Accounting fees and expenses...................................$  1500
         Transfer agent and registrar fees..............................
         Miscellaneous expenses ........................................$  3000

         Total..........................................................$14,612

All expenses will be borne by us.

15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The registrant's Bylaws include provisions to require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers the registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

         At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

16. EXHIBITS

    Exhibit 5.1  - Opinion of Counsel

    Exhibit 23.1 - Consent of KPMG LLP

    Exhibit 23.2 - Consent of Friedman Kaplan & Seiler LLP (included in
                   Exhibit 5)

    Exhibit 24.1 - Power of Attorney - included in Signature Page

17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on April 19, 2000.

                                       International Sports Wagering, Inc.

                                       By:

                                      /s/ Barry Mindes
                                      -------------------------------------
                                      Barry Mindes
                                      Chairman of the Board

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barry Mindes or Bernard Albanese, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, any registration statement relating to this registration statement under Rule 462 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

            Signature                              Title                                Date
            ---------                              -----                                ----
        /s/ Barry Mindes           Chairman of the Board and Director                April 19, 2000
---------------------------------  (Principal Executive Officer)
          Barry Mindes


      /s/ Bernard Albanese         President, Treasurer and Director                 April 19, 2000
---------------------------------  (Principal Financial and Accounting Officer)
        Bernard Albanese


     /s/ Fredric Kupersmith        Director                                          April 19, 2000
---------------------------------
       Fredric Kupersmith


       /s/ Janet Mandelker         Director                                          April 19, 2000
---------------------------------
         Janet Mandelker


       /s/ Harold Rapaport         Director                                          April 19, 2000
---------------------------------
         Harold Rapaport
